CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Good Harbor Tactical Core International Developed Markets Fund, a series of Northern Lights Fund Trust III, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

September 24, 2013